EXHIBIT 5.1

                             CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005

                                NOVEMBER 12, 1997


                                                                  (212) 701-3000

Praxair, Inc.
39 Old Ridgebury Road
Danbury, Connecticut 06810-5113

Ladies and Gentlemen:

          We have acted as special counsel to Praxair, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), relating to the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of securities of the Company (the "Securities") consisting of (i) senior debt securities (the "Senior Debt Securities"), (ii) subordinated debt securities (the "Subordinated Debt Securities" and together with the Senior Debt Securities, the "Debt Securities"), (iii) common stock, par value $.01 per share, including common stock purchase rights (the "Common Stock") and (iv) preferred stock, par value $.01 per share (the "Preferred Stock" and together with the Common Stock, the "Equity Securities") to be issued from time to time pursuant to Rule 415 under the Act, for an aggregate initial offering price of up to $624,034,750.

          The Subordinated Debt Securities are proposed to be issued under an indenture (the "Subordinated Indenture") to be executed between the Company and a trustee to be selected by the Company at such time as the Company elects to issue Subordinated Debt Securities.

          The Senior Debt Securities are proposed to be issued under an indenture dated as of July 15, 1992 (the "Senior Indenture") between the Company and State Street Bank and Trust Company (as the ultimate successor to Bank of America Illinois, formerly Continental Bank, National Association), as trustee.

          In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

          We are of the opinion that:


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          1. With respect to shares of Common Stock, when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Company (the "Board") upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), the shares of Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

          2. With respect to shares of Preferred Stock, when certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, or (b) upon conversion, exchange or exercise of any other Security in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), the shares of Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

          3. With respect to the Senior Debt Securities to be issued under the Senior Indenture, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such Senior Debt Securities, the terms of the offering thereof and related matters; and (ii) such Senior Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Senior Indenture.

          4. With respect to the Subordinated Debt Securities to be issued under the Subordinated Indenture, when (i) the Subordinated Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Subordinated Debt Securities, the terms of the offering thereof and related matters; and (iii) such Subordinated Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Subordinated Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent transfer or other law relating to or affecting creditors' rights generally and general principles of equity and will be entitled to the benefits of the Subordinated Indenture.


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          We hereby consent to the use of our firm's name under the caption
"Legal Matters" and to the filing of this opinion with the Commission as an exhibit to the aforesaid Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ Cahill Gordon & Reindel
                                --------------------------------
                                    Cahill Gordon & Reindel



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